JOHN J. LAXAGUE, ESQ.
Nevada Bar No. 7417
McDONALD CARANO WILSON LLP
2300 West Sahara Avenue, Suite 1000
Las Vegas, Nevada 89102
Telephone: (702) 873-4100
Attorneys for Trans Max Technologies, Inc.

e-filed ______________

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re TRANS MAX TECHNOLOGIES, INC., Debtor.	Case No. BK-S-05-19263-BAM Chapter 11 **PLAN OF REORGANIZATION**

Debtor Trans Max Technologies, Inc. ("Trans Max") hereby proposes the following Plan of Reorganization:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION OF TERMS

1. *Definitions.* In addition to such other terms as are defined in other Sections of this Plan, the following terms (which appear herein as capitalized terms) shall have the meanings set forth below, such meanings to be applicable to both the singular and plural forms of the terms defined. A term used in this Plan and not defined herein or elsewhere in this Plan, but that is defined in the Bankruptcy Code has the meaning set forth therein.

2. *Administrative Claim* means a Claim to the extent that it is of the kind described in section 503(b) of the Bankruptcy Code and is entitled to priority under section 507(a)(l) of the Bankruptcy Code.

3. *Allowed* means, with reference to any Claim or Interest, (a) any Claim or Interest allowed: (i) by Final Order of the Bankruptcy Court, or (ii) as to which a proof of Claim has been timely filed in a liquidated amount with the Bankruptcy Court pursuant to the Bankruptcy Code or any order of the Bankruptcy Court, provided that no objection to the allowance of such Claim or motion to expunge such Claim has been interposed before the Claims Objection Deadline.

4. *Ballot* means the form distributed to each holder of an impaired Claim or Interest on which is to be indicated acceptance or rejection of the Plan.

5. *Bankruptcy Code* means title 11 of the United States Code, as amended from time to time, as applicable to the Case.

6. *Bankruptcy Court* means the United States Bankruptcy Court for the District of Nevada.

7. *Bankruptcy Rules* means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court.

8. *Bar Date* means the date by which all Claims were required to be filed with the Bankruptcy Court.

9. *Business Day* means any day other than a Saturday, Sunday or any other day on which commercial banks in the city of Las Vegas Nevada are required or authorized to close by law or executive order.

10. *Cash* means legal tender of the United States of America, which may be conveyed by check or wire transfer.

11. *Case* means the reorganization proceedings of the Debtor under Chapter 11 of the Bankruptcy Code, administered as Case No. BK-S-05-19263-BAM.

12. *Claim* has the meaning set forth in section 101 of the Bankruptcy Code.

13. *Claim Payment Date* means, in respect of an Allowed Claim, the later of the Effective Date or the date such Claim becomes Allowed Claim.

14. *Claims Objection Deadline* means thirty (30) days after entry of the Confirmation Order.

15. *Class* means a category of holders of Claims or Interests as set forth in Article II of the Plan.

16. *Collateral* means any property or interest in property of the estate of the Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

17. *Confirmation Date* means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

18. *Confirmation Hearing* means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

19. *Confirmation Order* means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

20. *Disputed Claim* means a Claim against any Debtor to the extent that such Claim is not Allowed.

21. *Effective Date* means the first Business Day on which the conditions specified in Article VI of the Plan have been satisfied or waived.

22. *Existing Ownership Interests* means the stock and/or other ownership interests of the Debtor issued and outstanding immediately prior to the Effective Date.

23. *Final Order* means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a reargument or rehearing

shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or the Reorganized Debtor or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or more for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or Rule 9023 or Rule 9024 of the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

24. *Interest* means, collectively, any shares of stock or other instrument evidencing an ownership interest in the Debtor and any option, warrant or right, contractual or otherwise, to acquire an ownership interest in the Debtor.

25. *Lien* has the meaning set forth in section 101 of the Bankruptcy Code.

26. *Litigation Claim* means those causes of action and/or potential causes of action belonging to the Debtor and described specifically in Exhibit "A" hereto.

27. *Reorganized Debtor* means Trans Max Technologies, Inc. on and after the Effective Date.

28. *New Stock* means the 10,000,000 shares of voting common stock in the Reorganized Debtor to be issued and distributed to holders of Allowed Class 3 Claims and Allowed Class 4 Claims pursuant to the terms of the Plan.

29. *Person* means an individual, corporation, partnership, governmental unit, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

30. *Petition Date* means September 6, 2005, the date on which the Debtor commenced the Case.

31. *Plan* means this chapter 11 plan of reorganization, including, without limitation, all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time.

32. *Plan Proponent* means the debtor-in-possession, Trans Max Technologies, Inc.

33. *Priority Claim* means any Claim entitled to priority pursuant to sections 507(a)(2) through (7) and 507(a)(9) of the Bankruptcy Code.

34. *Priority Tax Claim* means any Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

35. *Pro Rata Share* means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Interest in a Class to the amount of such Allowed Claim or Allowed Interest is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims or Allowed Interests in such Class to the amount of all Allowed Claims or Allowed Interests in such Class.

36. *Reorganized Debtor's Articles of Incorporation* means with respect to Reorganized Debtor, the Amended and Restated Articles of Incorporation, as the case maybe, of such Reorganized Debtor.

37. *Schedules* means the schedules of assets and liabilities, the list of holders of Interests and the statements of financial affairs filed by the Debtor under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

38. *Secured Claim* means the portion of any Claim, determined in accordance with section 506(a) of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

39. *Computation of Time.* In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II.

CLASSIFICATION OF CLAIMS AND INTERESTS

The following is a designation of the Classes of Claims and Interests classified under this Plan. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified but the treatment for such unclassified claims is set forth in Article III.

UNCLASSIFIED CLAIMS

Administrative Claims. All claims of a kind specified under Section 507(a)(l) of the Bankruptcy Code.

Priority Tax Claims. All claims, if any, of a kind specified under Section 507(a)(8) of the Bankruptcy Code.

Late Filed Claims. All claims, if any, filed after the Bar Date.

CLASSIFIED CLAIMS

Claims against, and Interests in, the Debtor are classified in the Classes listed below.

Class 1 Claims — Priority Claims. Class 1 Claims shall consist of all Priority Claims.

Class 2 Claims — Secured Claims. Class 2 shall consist of all Secured Claims.

Class 3 Claims — General Unsecured Claims. Class 3 shall consist of all General Unsecured Claims which are not Class 4 Claims.

Class 4 Claims — Disputed Litigation Claims. Class 4 shall consist of all Claims which are Disputed Claims as of the Confirmation Date.

Class 5— Interests. Class 5 consists of all Interests in the of Debtor.

ARTICLE III.

TREATMENT OF CLAIMS AND INTERESTS

The following is a designation of the treatment to be accorded to each Class of Claims and Interests denominated in this Plan.

The treatment of a consideration to be provided on account of Claims and Interests pursuant to the Plan shall be in full settlement, release and discharge of such Claims and Interests; provided, that such discharge shall not affect the liability of any other entity to, or the property of any other entity encumbered to secure payment to, the holder of any such Claim or Interest, except as otherwise provided in this Plan; and provided, further, that such discharge shall not affect the Reorganized Debtors' obligations under the Plan.

No Claim shall entitle the holder thereof to a distribution of cash or securities or to other consideration pursuant to this Plan unless, and only to the extent that, such Claim is an Allowed Claim. Except as hereinafter specially provided, all distributions of cash or securities on account of Allowed Claims shall be made on the applicable Claim Payment Date or as soon as practicable thereafter.

UNCLASSIFIED CLAIMS

3.1 *Administrative Claims.* Unless otherwise agreed by the holder of an Administrative Claim (in which event such other agreement shall govern), each holder of an Allowed Administrative Claim shall receive (a) on the applicable Claim Payment Date, Cash in an amount equal to such Allowed Administrative Claim or (b) at the option of the particular Reorganized Debtor, payment in accordance with the ordinary business terms which have prevailed between such Debtor and the holder of such Allowed Administrative Claim; provided that any Allowed Administrative Claim against a Debtor which is

contingent or unliquidated shall be assumed by such Reorganized Debtor and satisfied in full when it becomes noncontingent and liquidated.

3.2 *Priority Tax Claims.* Unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement shall govern), each holder of any Allowed Priority Tax Claim shall receive on the applicable Claim Payment Date, Cash equal to the amount of such Allowed Priority Tax Claim.

3.3 *Late Filed Claims.* Late filed claims shall receive no distribution under the Plan.

CLASSIFIED CLAIMS

3.4 *Class 1 — Priority Claims.*

(a) *Treatment.* Each Allowed Claim in Class 1 shall be paid in full in Cash on the applicable Claim Payment Date.

(b) *Impairment.* Class 1 Claims are unimpaired and will not vote on the Plan.

3.5 *Class 2 — Secured Claims.*

(a) *Treatment.* The legal, equitable and contractual rights to which each holder of an Allowed Claim in Class 2 is entitled shall be left unaltered or, at the option of the Reorganized Debtor, shall be left unimpaired in the manner described in section 1124(2) of the Bankruptcy Code.

(b) *Impairment.* Class 2 Claims are unimpaired and will note vote on the Plan.

3.6 Class 3 — *General Unsecured Claims.*

(a) *Treatment.* A holder of any Allowed Class 3 Claim shall receive its Pro-rata Share of 1,000,000 shares of the New Stock on the applicable Claim Payment Date. The Pro-rata Share of the New Stock allocable to each Allowed Class 3 Claim shall be determined by considering the total amounts of the Allowed Class 3 Claims and the Allowed Class 4 Claims together.

(b) *Impairment.* Class 3 claims are impaired and Allowed Class 3 Claims will vote on acceptance or rejection of the Plan.

3.7 Class 4 — *Disputed Litigation Claims.*

(a) *Treatment.* A holder of any Allowed Class 4 Claim shall receive its Pro-rata Share of 1,000,000 shares of the New Stock on the applicable Claim Payment Date. The Pro-rata Share of the New Stock allocable to each Allowed Class 4 Claim shall be determined by considering the total amounts of the Allowed Class 3 Claims and the Allowed Class 4 Claims together.

(b) *Impairment.* Class 4 claims are impaired and Allowed Class 4 Claims will vote on acceptance or rejection of the Plan.

3.8 *Class 5 — Interests.*

(a) *Treatment.* All currently existing Interests in the Debtor shall be extinguished.

(b) *Impairment.* Class 5 Interests are impaired under the Plan. The holders of Class 5 Interests, however, shall receive no property on account of such interests. Accordingly, such holders are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code and will not vote on the Plan.

ARTICLE IV.

TREATMENT OF THE DEBTORS' EXECUTORY CONTRACTS AND UNEXPIRED LEASES

4.1 *Rejection of Executory Contracts.* Each executory contract or unexpired lease of Debtor that has not expired by its own terms prior to the Effective Date, has not been assumed during the Case prior to Confirmation, is not proposed to be assumed under the Plan and is not subject to a motion for assumption filed at least ten (10) days prior to the Confirmation Date, shall, by the terms of this Plan, be deemed rejected on the Effective Date .

4.2 *Claims for Rejected Contracts and Leases.* Except as otherwise provided in any order of the Bankruptcy Court, any claims for damages arising from the rejection by the Debtor of an executory contract or unexpired lease not filed on or prior to the Confirmation Date must be filed within 30 days after the earlier of (i) the entry of the order approving rejection of such executory contract or unexpired lease and (ii) the Confirmation Date. Such claims will be classified and treated as Class 3 Claims. Any such Claims not filed within such 60-day period shall be banned and may not thereafter be asserted.

4.3 *Postpetition Contracts and Leases,* All contracts and leases entered into or assumed by the Debtor after the Petition Date shall be retained by such Reorganized Debtor on the Effective Date.

ARTICLE V.

CONTRIBUTION OF NEW VALUE AND DISTRIBUTION OF NEW STOCK

5.1 *Contributions To Be Made By Samuel J. Higgins.*

(a) *Intellectual Property To Be Contributed.* Within fifteen (15) days of the Effective Date, Samuel J. Higgins shall transfer and assign to the Reorganized Debtor all of his right, title and interest under the Patent Purchase Agreement between Mr. Higgins and Karl F. Midle, Jr. dated December 23, 2005, together with all of Mr. Higgins', right, title, and interest in all patents, patent applications, trademarks, and other rights in and to the invention known as the "VTOL Personal Aircraft" acquired by him under the terms of such Agreement.

(b) *Cash Capital Contribution.* Within fifteen (15) days of the Effective Date, Samuel J. Higgins shall make a cash contribution to capital in the Reorganized Debtor in the amount of $50,000.

5.2 *Distribution of New Stock to Samuel J. Higgins.*

(a) *Distribution of New Stock.* In consideration for his contributions to the Reorganized Debtor as set forth above, Mr. Higgins shall be issued 9,000,000 shares of

the New Stock. Such shares shall be issued concurrently with Mr. Higgins' tender of the contributions called for under Section 5.1, above.

(b) *Samuel J. Higgins Offer of New Value A Binding Contract.* Mr. Higgins' offer to contribute new value to the Reorganized Debtor on the terms set forth in this Plan represents a binding offer to the Reorganized Debtor and, upon its confirmation by the Bankruptcy Court and the passage of the Effective Date, this Plan shall represent a binding and enforceable contract between Mr. Higgins and the Debtor.

(c) *Distribution of New Stock To Samuel J. Higgins A Private Placement Exempt From Registration Requirements of the Securities Act.*

The distribution of the New Stock to Samuel J. Higgins as called for under this Plan shall be exempt from the registration requirements of the Securities Act of 1933 (15 U.S.C. §77a et seq.) under §4(2) of such Act as a "transaction by an issuer not involving any public offering." 15 U.S.C. §77d(2).

5.3 *Distribution of New Stock To Holders of Allowed Class 3 and Class 4 Claims.*

On the applicable Claim Payment Dates, each holder of an Allowed Class 3 Claim or an Allowed Class 4 Claim shall be issued it Pro Rata Share of 1,000,000 shares of the New Stock. In calculating the number of shares of New Stock to be issued to each such claimant, the Pro Rata Share figures for each Allowed Class 3 and Allowed Class 4 Claim shall be rounded to the nearest whole number and fractional shares shall not be issued.

The distribution of New Stock to holders of Allowed Class 3 and Class 4 Claims as called for under this Plan shall be exempt from the registration requirements of the Securities Act of 1933 (15 U.S.C. §77a et seq.) and from the registration requirements of any applicable state or local laws pursuant to the provisions of Section 1145(a)(1) of the United States Bankruptcy Code.

5.4 *Other Cash Payments.* The Debtor shall, on the applicable Claim Payment Dates, pay each Allowed Administrative Claim, Allowed Priority Tax Claim, and Allowed Priority Claim.

5.5 *Competing Alternative Plans Allowed.* At any time up to ten (10) days following the Bankruptcy Court's approval of a Disclosure Statement filed in support of this Plan, any party in interest may file an alternative plan of reorganization and a supporting disclosure statement with the intent of proposing such alternative plan for confirmation in lieu of this Plan. To the extent that the filing of such competing alternative plan(s) would be barred by the exclusivity provisions contained within 11 U.S.C. §1121, the protection afforded by such provisions is hereby waived by the Debtor.

In the event that any such competing alternative plan and supporting disclosure statement is timely filed, the proponent(s) of such plan must obtain Bankruptcy Court approval of a disclosure statement relating to its plan within forty (40) days of the filing of such plan and disclosure statement. All alternative plans for which disclosure statements have been so approved, if any, together with this Plan, will be circulated to creditors for voting concurrently and will be presented concurrently by their respective proponents for confirmation at a joint confirmation hearing to be held on such date and time as may be designated by the Bankruptcy Court.

ARTICLE VI.

CORPORATE GOVERNANCE AND OTHER TRANSACTIONS

6.1 *Cancellation of Existing Ownership Interests.* On the Effective Date, all Existing Ownership Interests in Trans Max Technologies, Inc. shall be cancelled and rendered null and void.

6.2 *Revesting and Transfer of Assets.* Except as otherwise provided in this Plan, on the Effective Date, all property of the estate, to the fullest extent of section 541

of the Code, and any other rights and assets of Debtor of every kind and nature shall, revest in the Reorganized Debtor free and clear of all Liens, Claims and Interests other than those Liens, Claims and Interests retained or created pursuant to this Plan

6.3 *Amended Articles of Incorporation and Corporate Governance.*

(a) *Articles of Incorporation.* The Articles of Incorporation of the Debtor shall be amended and restated. The precise form of such documents as amended and restated shall be determined by the recipients of the New Stock at an initial shareholder's meeting to be held within sixty (60) days of the Effective Date. The amended and restated Articles of Incorporation shall contain a provision prohibiting the issuance of nonvoting equity securities.

(b) *Board of Directors.* At an initial shareholder's meeting to be held within sixty (60) days of the Effective Date, the recipients of the New Stock shall elect a new Board of Directors for the Reorganized Debtor in accord with the terms of the amended and restated Articles of Incorporation to be adopted at such meeting.

(c) *Proposed Directors and Officers For Reorganized Debtor.* For the period immediately following confirmation of the Plan, Mr. Higgins proposes that he will serve as the sole officer and director of the company. Mr. Higgins will does not propose to draw any salary or compensation from the Reorganized Debtor until such time as it has achieved a positive net cash flow.

(d) *Discharge.* On the Effective Date, the Debtor shall be discharged from any and all Claims against and Interests in the Debtor, to the fullest extent provided in sections 524 and 1141 of the Bankruptcy Code.

ARTICLE VII.

<u>DETERMINATION OF CLAIMS; EFFECTIVE DATE</u>

7.1 *Administrative Claims Bar Date* All requests for payment of administrative costs and expenses incurred prior to the Effective Date pursuant to section 507(a)(1) or

503(b) of the Bankruptcy Code shall be served on the Reorganized Debtor and filed with the Bankruptcy Court no later than 30 days after the Confirmation Date. Any such Claim that is not served and filed within this time shall be forever barred.

7.2 *Procedures For Determination of Claims and Interests*

(a) *Objections To Claims.*

(i) Notwithstanding the occurrence of the Confirmation Date, and except as to any Claim that has otherwise been Allowed, the Reorganized Debtor and/or any other party in interest may object to the allowance of any Claim. Objections must be filed no later than the Claims Objection Deadline. No distribution shall be made on account of any Claim that is not Allowed unless or until such claim becomes and Allowed claim.

(ii) Except as otherwise provided herein, no Claim shall be entitled to receive postpetition interest.

7.3 *Unclaimed Property.* All property that is unclaimed for one year after distribution thereof by mail to the latest mailing address filed of record with the Bankruptcy Court for the party entitled thereto or, if no such mailing address has been so filed, the mailing address reflected in the Schedules shall become property of the Reorganized Debtor.

7.4 *Conditions to Occurrence of Effective Date.* Each of the following are conditions to the Effective Date:

(a) The Confirmation Order shall have been entered by the Bankruptcy Court, more than ten (10) days shall have elapsed since the Confirmation Date, no stay of the Confirmation Order shall be in effect and the Confirmation Order shall not have been reversed, modified or vacated. Plan Proponent, in its sole discretion, may waive the foregoing condition, such waiver to be effective only if in writing and filed with the Court.

(b) The Claims Objection Deadline shall have passed.

7.5 *Nonconsensual Confirmation.* As to any Class that votes to reject the Plan and/or which is deemed to have rejected the Plan, Proponent is seeking confirmation of the Plan in accordance with section 1129(b) of the Code either under the terms provided herein or upon such terms as may exist if the Plan is modified in accordance with section 1127(d) of the Code.

ARTICLE VIII.

MISCELLANEOUS

8.1 *Retention of Jurisdiction.* Following the Effective Date, the Bankruptcy Court shall retain jurisdiction for the following purposes:

(a) To determine the allowability, classification, priority or subordination of Claims and Interests upon objection, or to estimate, pursuant to section 502(c) of the Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date, or to hear proceedings to subordinate Claims or Interests brought by any party in interest with standing to bring such objection or proceeding.

(b) To construe and to take any action authorized by the Bankruptcy Code and requested by the Reorganized Debtor or any other party in interest to enforce this Plan and the documents and agreements filed in connection with this Plan and issue such orders as may be necessary for the implementation, execution and consummation of this Plan.

(c) To determine any and all applications for allowance of compensation and expense reimbursement from the Debtor or the Reorganized Debtor for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses.

(d) To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date.

(e) To resolve any dispute regarding the implementation or interpretation of this Plan that arises at any time before the Case is closed, including the scope and nature of the Reorganized Debtor's obligations to cure defaults under assumed contracts, leases, franchises and permits.

(f) To determine any and all applications pending on the Confirmation Date for the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, and the allowance of any Claim resulting therefrom.

(g) To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought on or before the Effective Date.

(h) To determine matters concerning local, state and federal taxes in accordance with sections 346, 505, and 1146 of the Code, and to determine any tax claims that may arise against the Debtor or Reorganized Debtor as a result of the transactions contemplated by the Plan.

(i) To determine such other matters as may be provided in the Confirmation Order.

(j) To approve any modification of this Plan pursuant to section 1127 of the Code, or to remedy any apparent nonmaterial defect or omission in this Plan, or to reconcile any nonmaterial inconsistency in this Plan so as to carry out its intent and purposes, and

(k) For such other purposes as may be provided for in the Confirmation Order.

Prior to the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date.

8.2 *Retention and Enforcement Of Causes Of Action.* Pursuant to section 1123(b)(3)(B) of the Code, but subject to Section 8.4 hereof, the Debtor and the Reorganized Debtor, on behalf of themselves and holders of Allowed Claims and Interests, shall retain all causes of action that the Debtor had or had power to assert immediately proir to the Effective Date, specifically including, but not necessarily limited to, the Litigation Claims. Debtor and the Reorganized Debtor may commence or continue in any appropriate court or tribunal any suit or other proceeding for the prosecution and/or enforcement of the Litigation Claims and/or any other causes of action. All causes of action that the Debtor had or had power to assert immediately prior to the Effective Date, specifically including, but not necessarily limited to, the Litigation Claims, shall remain the property of the Debtor and the Reorganized Debtor.

8.3 *Exculpation.* Neither the Debtor, Reorganized Debtor, nor any of their respective present or former members, directors, officers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors or attorneys, or any of their successors or assigns, for any act or omission in connection with, relating to the pursuit of confirmation of this Plan, or the consummation of this Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of this Case. No holder of a Claim or Interest, or any other party in interest, including their respective agents, employees, representatives, financial advisors, or attorneys shall have any right of action against the Debtor, Reorganized Debtor, or any of their respective present or former members, directors, officers, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising

out of the pursuit of confirmation of this Plan, the consummation of this Plan or the administration of this Plan, except for their willful misconduct or gross negligence.

8.4 *Terms Binding.* On the Effective Date, all provisions of this Plan, including all agreements, instruments and other documents filed pursuant to this Plan and executed by the Reorganized Debtor in connection with this Plan, shall be binding upon the Reorganized Debtor, all Claim and Interest holders and all other entities that are affected in any manner by the Plan. All agreements, instruments and other documents filed in connection with the Plan shall have full force and effect, and shall bind all parties thereto as of the Effective Date, whether or not such exhibits actually shall be executed by parties other than the Reorganized Debtor, or shall be issued, delivered or recorded on the Effective Date or thereafter.

8.5 *Postconsummation Effect of Evidences of Claims or Interests.* Notes, stock certificates and other evidence of Claims against or Interests in the Debtor shall, effective from and after the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

8.6 *Payment Dates.* Whenever any payment to be made under this Plan is due on a day other than a Business Day, such payment shall instead be made, without interest, on the next succeeding Business Day.

8.7 *Successors and Assigns.* The rights, benefits and obligations of any person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assignee of such person.

8.8 *Inconsistencies.* In the event that there is any inconsistency between this Plan and the Disclosure Statement, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, this Plan shall govern.

8.9 *Governing Law.* Except to the extent that the Code or any other federal law is applicable or to the extent the law of a different jurisdiction is validly elected by

the Debtor, the rights, duties and obligations arising under this Plan shall be governed in accordance with the substantive laws of the United States of America and, to the extent federal law is not applicable, the substantive laws of the State of Nevada.

DATED this____day of Febuary, 2006.

Trans Max Technologies, Inc., Plan Proponent

By:______________________________
Samuel J. Higgins, President

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RESPECTFULLY SUBMITTED this _____ day of Febuary, 2006.

McDONALD CARANO WILSON LLP

By: ______________________________
JOHN J. LAXAGUE, ESQ.
Nevada Bar #7417
2300 West Sahara Avenue, Suite 1000
Las Vegas, Nevada 89102
Attorneys for Trans Max Technologies, Inc.

force and effect, and shall bind all parties thereto as of the Effective Date, whether or not such exhibits actually shall be executed by parties other than the Reorganized Debtor, or shall be issued, delivered or recorded on the Effective Date or thereafter.

8.5 *Postconsummation Effect of Evidences of Claims or Interests.* Notes, stock certificates and other evidence of Claims against or Interests in the Debtor shall, effective from and after the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

8.6 *Payment Dates.* Whenever any payment to be made under this Plan is due on a day other than a Business Day, such payment shall instead be made, without interest, on the next succeeding Business Day.

8.7 *Successors and Assigns.* The rights, benefits and obligations of any person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assignee of such person.

8.8 *Inconsistencies.* In the event that there is any inconsistency between this Plan and the Disclosure Statement, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, this Plan shall govern.

8.9 *Governing Law.* Except to the extent that the Code or any other federal law is applicable or to the extent the law of a different jurisdiction is validly elected by the Debtor, the rights, duties and obligations arising under this Plan shall be governed in accordance with the substantive laws of the United States of America and, to the extent federal law is not applicable, the substantive laws of the State of Nevada.

DATED this 27 day of Febuary, 2006.

Trans Max Technologies, Inc., Plan Proponent

By: ______________________
Samuel J. Higgins, President

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RESPECTFULLY SUBMITTED this 28th day of Febuary, 2006.

McDONALD CARANO WILSON LLP

By: [signature]
JOHN J. LAXAGUE, ESQ.
Nevada Bar #7417
2300 West Sahara Avenue, Suite 1000
Las Vegas, Nevada 89102
Attorneys for Trans Max Technologies, Inc